Exhibits 5.1, 8.1 and 23.1

August 28, 2006

Structured Asset Securities Corporation

745 Seventh Avenue

New York, New York 10019

Re:

Structured Asset Securities Corporation,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Structured Asset Securities Corporation, a Delaware corporation (the “Company”), in connection with the offering of the Greenpoint Mortgage Funding Trust 2006-HE1, Home Equity Loan Asset-Backed Notes, Series 2006-HE1, Class Ax and Class Ac Notes (the “Notes”).  A Registration Statement of the Company on Form S-3 relating to the Notes (Commission File No. 333-133985) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 10, 2006.  As set forth in the prospectus dated August 11, 2006, as supplemented by a prospectus supplement dated August 25, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Notes will be issued pursuant to an Indenture dated as of August 1, 2006 (the “Indenture”), by and between Greenpoint Mortgage Funding Trust 2006-HE1, a Delaware statutory trust (the “Issuer” or the “Trust”) and U.S. Bank National Association, as indenture trustee (in such capacity, the “Indenture Trustee”).

Pursuant to a trust agreement dated as of August 1, 2006 (the “Trust Agreement”), among the Company, U.S. Bank National Association, as administrator and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), the Issuer will also issue Class B, Class L and Class R Certificates.  The Notes will be secured primarily by home equity line of credit and closed end, second lien loans and related notes, line of credit agreements and mortgages (the “Loans”), together with certain other assets (together with the Loans, the “Collateral”), conveyed to the Issuer and pledged under the Indenture to secure the Notes on the Closing Date.  On the Closing Date, the Company will have conveyed the Collateral to the Issuer pursuant to a transfer and servicing agreement dated as of August 1, 2006 (the “Transfer and Servicing Agreement”), among the Issuer, the Company, GMAC Mortgage Corporation as servicer (the “Servicer”), and the Indenture Trustee.

We have examined a form of the Indenture, the Trust Agreement, the Transfer and Servicing Agreement and the Notes, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

The conditions precedent provided for in the Indenture relating to the authentication of the Notes have been complied with.  When duly authorized by the Issuer and duly and validly executed and delivered by the Owner Trustee, on behalf of the Issuer, and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement, the Notes will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(ii)

Under existing law, assuming compliance with all provisions of the Trust Agreement, for federal income tax purposes, each segregated pool of assets for which the Trust Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); the Class Ax and Class Ac Notes will evidence ownership of “regular interests” in a REMIC within the meaning of Section 860G(a)(1) of the Code, the Class L Certificate will be considered to represent the sole class of “residual interest” within the meaning of Section 860G(a)(2) of the Code in the Lower-Tier REMIC formed pursuant to the Trust Agreement, and the Class R Certificate will be considered to represent the sole class of “residual interest” within the meaning of Section 860G(a)(2) of the Code in the Upper-Tier REMIC formed pursuant to the Trust Agreement.

(iii)

The statements contained under the captions “Material Federal Income Tax Considerations” in the Base Prospectus and “Certain Federal Income Tax Considerations” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Aspects of Loans” and “Material Federal Income Tax Considerations” in the Base Prospectus and “Legal Matters” and “Certain Federal Income Tax Considerations” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP